Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2010, except Notes 1A as to which the date is January 19, 2011, with the respect to the consolidated balance sheet of Bluerock Enhanced Multifamily Trust, Inc. as of December 31, 2009, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended into the Post-Effective Amendment No. 9 to the Registration Statement (Form S-11 No. 333-153135) and related Prospectus of Bluerock Enhanced Multifamily Trust, Inc. for the registration of its common stock.

/s/ Freedman & Goldberg, CPA’s, P.C.

Farmington Hills, MI
March 23, 2012